Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-52032, 333-116102, 333-127922, and 333-136014 on Form S-8 of our report dated November 12, 2009 (April 6, 2010 as to Note 31), relating to the consolidated financial statements of The Greenbrier Companies, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of accounting guidance related to convertible debt and noncontrolling interests) appearing in this Current Report on Form 8-K of The Greenbrier Companies, Inc.
/s/ Deloitte & Touche
April 6, 2010
Portland, Oregon